Exhibit 21

SUBSIDIARIES OF THE DAYTON POWER AND LIGHT COMPANY

The Dayton Power and Light Company had the following significant subsidiary as of December 31, 2002:

State of Incorporation

DPL Finance Company, Inc.	Delaware